                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:        CREATIVE HOST SERVICES, INC.         COMPASS GROUP
                (858) 675-7711                       CHERYL QUEEN
                                                     (704) 329-4018


                 COMPASS GROUP TO ACQUIRE CREATIVE HOST SERVICES

SAN DIEGO, CA (FEBRUARY 18, 2004) - Compass Group USA Investments, LLP, a wholly owned subsidiary of UK-based Compass Group PLC (CPG.L), and San Diego, California-based Creative Host Services, Inc. (NASDAQ: CHST) today announced that they have entered into a definitive agreement under which a subsidiary of Compass Group will acquire Creative Host in a cash tender offer and subsequent merger.

The Boards of Directors of both companies have unanimously approved the agreement, under which Yorkmont Five, Inc., an acquisition subsidiary of Compass Group USA Investments, LLP, will commence a tender offer to purchase all shares of Creative Host's outstanding common stock for $3.40 per share, in cash. The tender offer, which is not subject to a financing condition, is expected to commence within the next six business days and will remain open for at least twenty business days following the commencement of the offer. In addition, certain principal shareholders of Creative Host, representing approximately 40.3% of the shares outstanding, have committed to tender their shares in the offer.

Gary Green, president and chief executive officer, Compass Group North America (a division of Compass Group PLC) said, "Creative Host's management team and track record of growth in the airport concessions market fits nicely with our existing airport operations and provides us with a strategic position for further growth."

Creative Host serves over 100 concession facilities at approximately 30 clients in the airport concessions markets through Creative Host Services and GladCo Enterprises, Inc. The management team of Creative Host will remain with the business following the acquisition.

Joining Gary Green in making the announcement, Sayed Ali, who continues as president and chief executive officer of Creative Host, commented, "This is a great move for our shareholders, the Creative Host team and our clients and customers. Compass Group is the largest foodservice company in the world and a major player in the US foodservice market. It brings tremendous opportunities for Creative Host and our employees to reach many of our goals. We share a commitment to excellent service, quality, team member development and growth. Our clients and team members stand only to gain through the strengths and benefits we'll see as being part of this group."

The closing of the tender offer is conditioned upon receiving in the tender offer at least 90% of the outstanding shares of Creative Host's common stock on a fully diluted basis. However, if more than 50% but fewer than 90% of such shares are tendered, Yorkmont

Five will either extend the offer, exercise its option to purchase shares of Creative Host common stock so that it holds 90% of the shares following the offer, or amend the offer to reduce the number of shares required to be received to close the tender offer to 49.9% of the outstanding shares and subsequently pursue a merger with Creative Host. The offer is also subject to other customary conditions and to the receipt of consents relating to certain customer contracts. The tender offer is expected to be followed by a merger in which any remaining Creative Host shares will be converted into the right to receive $3.40 per share in cash.

Houlihan Lokey Howard & Zukin advised Creative Host in connection with this transaction.

Compass Group PLC is the world's largest contract foodservice company with operations in more than 90 countries. Compass Group employs more than 425,000 associates and was recognized in 2003 by Fortune as the world's tenth largest employer. The company reports annual revenues of $18 billion.

Creative Host Services, Inc. (including its wholly owned subsidiary, GladCo Enterprises, Inc.) is engaged in the business of acquiring, managing, and operating airport concessions such as food and beverage, cocktail and lounge, and news and gift retail facilities at various locations across the United States.

The tender offer described in this press release for the outstanding shares of Creative Host has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only through an Offer to Purchase and related Letter of Transmittal to be mailed to Creative Host shareholders. Creative Host shareholders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer and the merger when they become available as those documents will contain important information. The tender offer statement (filed as Schedule TO) will be filed by Yorkmont Five, Inc. with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement (filed as Schedule 14D-9) will be filed by Creative Host with the SEC when the tender offer commences. Creative Host shareholders may obtain a free copy of these statements and other documents filed by Yorkmont Five and Creative Host at the SEC's website at www.sec.gov.

This press release may contain "forward-looking statements" which represent expectations or beliefs concerning future events. Investors are cautioned that a number of important factors could, individually or in the aggregate, cause actual events to differ materially from such forward-looking statements. These factors include, without limitation, acceptance of the tender offer by Creative Host's shareholders and the satisfaction or waiver of conditions contained in the agreement.